PRICE COMMUNICATIONS CORPORATION

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News Release                                                        Contact:

March 18, 2004                                                      Robert Price
                                                                    212-757-5600

                   PRICE COMMUNICATIONS CORPORATION
                  ANNOUNCES EPS OF $.39 FOR YEAR 2003

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     Price Communications  Corporation (NYSE:PR) announced today its results for the year ended December 31, 2003. The following table presents selected financial data for the fourth quarters of and years 2003 and 2002. Results from operations are not comparable due to the disposition of the Company's operating business on August 15, 2002 to Verizon and the resulting gain of $659.1 million. Also, while the Company operated the cellular business through the date of the sale, it had no operating business during the year ended December 31, 2003.



                                               Three Months Ended         Year Ended
                                                  December 31,           December 31,
                                                     (000's)               (000's)
                                                 2003       2002       2003        2002
                                                 ----       ----       ----        ----

Income from partnership                         $8,180     $8,340    $32,501    $12,380
Net Income                                       5,827     12,800     21,087    457,879
Net income per share (basic)                     $0.11      $0.24      $0.39      $8.39
Weighted average shares outstanding             54,050     54,543     54,267     54,602


     In connection with the year-end results, Robert Price, President of the Company said:

               "Our annual meeting will be held on April 20, 2004 and shareholders will shortly be receiving proxy materials. We look forward to continuing the growth of this corporation by seeking prudent new business opportunities including mutual fund management companies, banks, cellular properties, independent telephone companies, broadcasting and/or publishing companies, and the idea of converting our company into a closed-end investment company."

     On August 15, 2002 Price Communications Corporation completed the exchange of its cellular business to Verizon, when the cellular telephone assets of its Price Communications Wireless subsidiary were exchanged for a preferred limited partnership interest in a new partnership controlled by Verizon Wireless. This interest will be exchangeable in 2006 into the common stock of Verizon Communications, Inc. or possibly earlier if a Verizon Wireless IPO occurs.

     Price Communications Corporation is a New York Stock Exchange public company. It is also traded on the Chicago Stock Exchange (symbol:PR.M), the Boston Stock Exchange (symbol:PR.B), the Pacific Stock Exchange (symbol:PR.P), and trades in Euros on the Frankfurt and Munich Stock Exchanges. It is headquartered in New York City.

               This press release contains certain forward-looking statements. Actual results may differ materially from those projected or implied in such forward-looking statements. Such forward-looking information involves risks and uncertainties that could significantly affect expected results. These risks and uncertainties are discussed in the Company's SEC filings, including, but not limited to, the Company's Annual Report on Form 10-K.

                 45 Rockefeller Plaza, New York, Now York 10020